Exhibit 99.2
CONSENT OF PERSON NAMED AS ABOUT TO BECOME A DIRECTOR
     The undersigned hereby agrees to serve as a member of the board of directors of Park Sterling Corporation (the “Company”) and hereby consents (pursuant to Rule 438 under the Securities Act of 1933, as amended (the “Securities Act”)) to the use of her name in the Company’s Registration Statement on Form S-4 to be filed on or about May 6, 2011 and all amendments, including post-effective amendments, to that Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act.

/s/ PATRICIA C. HARTUNG
Patricia C. Hartung